Exhibit 5.1

Fish & Richardson P.C.

111 Congress Avenue, Suite 810

Austin, Texas 78701

(512) 472-5070

July 18, 2008

Comverge, Inc.

120 Eagle Rock Avenue, Suite 190

East Hanover, New Jersey 07936

Gentlemen:

We have acted as counsel to Comverge, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 2,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), for issuance under the Comverge, Inc. 2006 Long-term Incentive Plan, as amended (the “Plan”).

As the basis for the opinion hereinafter expressed, we have examined such corporate and other records we have deemed necessary or appropriate to provide a basis for the opinion set forth below. We have not independently verified any factual matter relating to this opinion.

In making our examination, we have assumed and have not verified that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based on the foregoing and on such legal considerations as we deem relevant and subject to the qualifications and limitations set forth below, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

We express no opinion other than as to the federal laws of the United States of America and the DGCL. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,

/s/ Fish & Richardson P.C.